Filed Pursuant to Rule 433

Registration No. 333-233997

July 15, 2020

NASDAQ: PROF TSX: PRN Corporate Presentation | July 15, 2020 – Offering of Common Shares © 2020 Profound Medical Corp. A final base shelf prospectus containing important information relating to the securities described in this document has been filed with the securities regulatory authorities in each of the provinces of Canada except Quebec . A copy of the final base shelf prospectus, any amendment to the final base shelf prospectus and any applicable shelf prospectus supplement that has been filed, is required to be delivered with this document . This document does not provide full disclosure of all material facts relating to the securities offered . Investors should read the final base shelf prospectus, any amendment and any applicable shelf prospectus supplement for disclosure of those facts, especially risk factors relating to the securities offered, before making an investment decision . The Company has filed a registration statement (including a prospectus) and a prospectus supplement with the U . S . Securities and Exchange Commission (the “SEC”) for the offering to which this presentation relates . Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the Company has filed with the SEC for more complete information about the Company and this offering . You may get these documents for free by visiting EDGAR on the SEC Web site at www . sec . gov . Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Jefferies LLC at 877 - 821 - 7388 or e - mailing Prospectus_Department@Jefferies . com , or by calling Cowen and Company, LLC at 833 - 297 - 2926 or e - mailing PostSaleManualRequests@broadridge . com . Customizable, Incision - Free Ablation Therapies

2 Forward - Looking Information Certain statements in this presentation may contain certain information that is “forward - looking information” or “forward - looking statements” within the meaning of applicable securities laws with respect to Profound Medical Corp . (“Profound” or the “Company”) . Such statements include all statements other than statements of historical fact contained in this presentation, such as statements that relate to the Company’s current expectations and views of future events . Often, but not always, forward - looking information can be identified by the use of words such as “may”, “will”, “expect”, “anticipate”, “predict”, “aim”, “estimate”, “intend”, “plan”, “seek”, “believe”, “potential”, “continue”, “is/are likely to”, “is/are projected to” or the negative of these terms, or other similar expressions, as well as future or conditional verbs such as “will”, “should”, “would”, and “could” intended to identify forward - looking statements . These forward - looking statements include, among other things, statements relating to our expectations regarding future clinical trials, expectations regarding regulatory approvals, expectations regarding the safety and efficacy of its products, our expectations regarding commercializing our approved products and our ability to generate revenues and achieve profitability ; our expectations regarding the impact of COVID - 19 on our business, affairs, operations, financial condition, liquidity, availability of credit and results of operations ; our expectations regarding the safety, efficacy and advantages of our products over our competitors and alternative treatment options ; our expectations regarding our products fulfilling unmet clinical needs and achieving market acceptance among patients, physicians and clinicians ; our expectations regarding reimbursement for our approved products from third - party payers ; our expectations regarding our relationship with with RadNet ; our expectations regarding our relationships with Philips and Siemens, and our ability to achieve compatibility of our systems with MRI scanners produced by other manufacturers ; our ability to attract, develop and maintain relationships with other suppliers, manufacturers, distributors and strategic partners ; our expectations regarding our pipeline of product development, including expanding the clinical application of our products to cover additional indications ; our expectations regarding current and future clinical trials, including the timing and results thereof ; our expectations regarding receipt of additional regulatory approvals for our products and future product candidates ; our mission and future growth plans ; our ability to attract and retain personnel ; our expectations regarding maintenance of the current regulatory approvals we have received, including our compliance with the conditions under such approvals ; our expectations regarding our competitive position for each of our products in the jurisdictions where they are approved ; our ability to raise debt and equity capital to fund future product development, pursue regulatory approvals and commercialize our approved products ; and anticipated trends and challenges in our business and the markets in which we currently operate or may in the future operate . Forward - looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward - looking statements . The results, performance and achievements of the Company will be affected by, among other things, such as risks related to our limited operating history and history of net losses ; risks relating to the extent and impact of COVID - 19 ; risks related to our ability to commercialize our approved products, including expanding our sales and marketing capabilities, increasing our manufacturing and distribution capacity, realizing the anticipated benefits of our commercial agreement with RadNet , increasing reimbursement coverage for our approved products and achieving and maintaining market acceptance for our products ; risks related to the regulation of our products, including in connection with obtaining regulatory approvals as well as post - marketing regulation ; risks related to our successful completion of future clinical trials with respect to our products and future product candidates ; risks related to managing growth, including in respect of obtaining additional funding and establishing and maintaining collaborative partnerships, to achieve our goals ; risks related to competition that may impact market acceptance of our products and limit our growth ; risks relating to fluctuating input prices and currency exchange rates ; risks related to the reimbursement models in relevant jurisdictions that may not be advantageous ; risks related to reliance on third parties, including our collaborative partners, manufacturers, distributors and suppliers, and increasing the compatibility of our systems with MRI scanners ; risks related to intellectual property, including license rights that are key to our business ; and risks related to the loss of key personnel, and such other risks detailed from time to time in the other publicly filed disclosure documents of the Company which are available at www . sedar . com and www . sec . gov . The Company’s forward - looking statements are made only as of the date of this presentation and, except as required by applicable law, Profound disclaims any obligation to update any forward - looking statements, whether as a result of new information, future events or results or otherwise, unless required by applicable law . There can be no assurance that forward - looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements . Accordingly, and because of the above - noted risks, uncertainties and assumptions, readers should not place undue reliance on forward - looking statements due to the inherent uncertainty in them . TULSA - PRO and SONALLEVE are registered trademarks of Profound Medical Corp .

3 Market & Industry Data Use of Projections Market data and industry forecasts contained in this presentation have been obtained from industry publications, various publicly available third - party sources and subscription - based reports as well as from management’s good faith estimates, which are derived from management’s knowledge of the industry and independent sources that management believes to be reliable . Industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable . Although Profound believes it to be reliable, the Company has not independently verified any of the information from third - party sources nor has it ascertained the validity or accuracy of the underlying economic assumptions relied upon therein . We disclaim responsibility or liability in respect of any third - party sources of market and industry data or information, to the extent permitted by law . This presentation may contain financial forecasts with respect to our estimated future performance . Our independent auditors have not audited, reviewed, compiled or performed any procedures with respect to the projections for the purpose of their inclusion in this presentation and, accordingly, neither of them expressed an opinion or provided any other form of assurance with respect thereto for the purpose of this presentation . These projections should not be relied upon as being necessarily indicative of future results . In this presentation certain of the above - mentioned projected financial information has been included for purposes of providing comparisons with historical data . The assumptions and estimates underlying the prospective financial information are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information . Accordingly, there can be no assurance that the prospective results are indicative of our future performance or that actual results will not differ materially from those presented in the prospective financial information . Inclusion of the prospective financial information in this presentation should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved . The COVID - 19 outbreak has been declared a pandemic by the World Health Organization . It is too soon to gauge the impacts of the current outbreak, given the many unknowns related to COVID - 19 including the duration and severity of the outbreak . COVID - 19 is altering business and consumer activity in affected areas and beyond . The global response to the COVID - 19 outbreak has resulted in, among other things, border closures, severe travel restrictions, the temporary shut - down of non - essential services and extreme fluctuations in financial and commodity markets . Additional measures may be implemented by one or more governments in jurisdictions where the Company operates . These measures have caused material disruption to businesses globally, resulting in an economic slowdown . The extent to which COVID - 19 and any other pandemic or public health crisis impacts the Company’s business, affairs, operations, financial condition, liquidity, availability of credit and results of operations will depend on future developments that are highly uncertain and cannot be predicted with any meaningful precision, including new information which may emerge concerning the severity of the COVID - 19 virus and the actions required to contain the COVID - 19 virus or remedy its impact, among others . The actual and threatened spread of COVID - 19 globally could also have a material adverse effect on the regional economies in which the Company operates, could continue to negatively impact stock markets, including the trading price of Profound’s Common Shares, could adversely impact the Company’s ability to raise capital, and could cause continued interest rate volatility and movements that could make obtaining financing more challenging or more expensive . Further, from an operational perspective, the Company’s employees, direct sales and marketing teams and distribution partners, as well as the workforce of vendors, services providers and counterparties with which the Company does business, may also be adversely affected by the COVID - 19 pandemic or efforts to mitigate the pandemic, including government - mandated shutdowns, requests or orders for employees to work remotely, and other physical distancing measures, which could result in an adverse impact on the Company’ ability to conduct its businesses, including its ability to cultivate adoption of the TULSA - PRO technology, support clinical customers with the TULSA - PRO procedures and increase the utilization of the systems and disposable components . COVID - 19

“My life should not have to change” U.S. FDA Cleared, August 2019 Ablation of Prostate Tissue 4

5 Anatomy & Current Landscape in the United States (“U.S.”) Prostate Disease Figure: Kirby (1997) An Atlas of Prostatic Diseases, The Encyclopedia of Visual Medicine Series. 1 Based upon CMS data Common treatment options 1. Surgery to remove prostate 2. Radiation to kill it in place Common sides effects 1. Urinary and/or rectal incontinence 2. Erectile dysfunction > 3M ~175,000 60% 10M 300,000 new prostate cancer cases per year are > 65 years men living with diagnosed prostate cancer men living with Benign Prostatic Hyperplasia (“BPH”) 1 BPH surgical procedures per year 1

6 Our Solution TULSA - PRO How we control Closed - loop Thermal Feedback Robotic closed loop temperature control to enable whole gland ablation of any size prostate Ablation using real time MRI imaging and thermometry Transurethral Directional Thermal Ultrasound How we ablate Real - time MRI Guidance How we see & plan Transurethral heating of the prostate gently to 55º C without boiling tissue Post - procedure , the dead prostate tissue is slowly resorbed by the body

7 Patient MRI Bore, Physicians Create 3D Treatment Plan Using Real - Time MRI Visualization TULSA - PRO Real - time MRI Guidance How we see & plan

TULSA-PRO

Transurethral Gentle Heating of Prostate to 55º C

How we **ablate**



Transurethral Directional Thermal Ultrasound



Ultrasound applicator with individually controlled transducer elements
Prostate
Heating pattern
Endorectal cooling device
Bladder

Sweeping ultrasound, continuous rotation

Capable of treating both large and small prostate volumes

Thermal protection of important anatomy

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9 System Components TULSA - PRO Disposables Capital System Endorectal Cooling Device Transurethral Ultrasound Applicator Robotic Positioning System Interface Box Energy System Real - Time TULSA Thermal Images Closed - loop MRI Console How we control Closed - loop Thermal Feedback

10 Immediate Post PSA 6.0 ng/ml 3 - months Post PSA < 0.1 ng/ml 12 - months Post: 0.5 cc PSA < 0.1 ng/ml Screening: 58 cc PSA 5.5 ng/ml 10 Pivotal Study of Whole - Gland Ablation in a Clinically - Significant Patient Population TACT Clinical Trial Prostate volume significantly reduced: • Median prostate volume decreased 91% from 37 cc to 3 cc PSA primary efficacy endpoint resolutely met: • Median PSA reduction was 95% , stable to 2 years clinical sites 5 years old n = 115 13 countries 4 5 - 80 Intermediate (67%) Low (33%) Prostate Cancer Risk Pre - Treatment Nadir 1 year 2 years 6.3 ng/ml 0.34 ng/ml 0.53 ng/ml 0.63 ng/ml Extensive biopsy sampling demonstrated a histological benefit for nearly 80% of men 80% of men Underwent additional intervention for their prostate cancer by 2 years, comparable to accepted rates of relapse after standard prostate cancer treatments 7% of men

11 Adverse Events • No grade ≥ 4 adverse events • No intraoperative complications • No rectal injury, no rectal fistula • 7% of men experienced a serious adverse event, all resolved by 1 year Urinary Incontinence • No new onset between 1 and 2 years • 1% patients reported one or more leak per day, 7% wear a pad for security Erectile Dysfunction • One new onset between 1 and 2 years • 0% severe ED (medication not helpful) • Continued recovery of erectile function at 2 years, 17% previously potent patients reported erection firmness insufficient for penetration TACT 0% 20% 40% 60% 80% 100% Urinary continence ≤ 1 pad/day Pad-free urinary continence Leak-free urinary continence 0% 20% 40% 60% 80% 100% 0 6 12 18 24 Erection firmness sufficient for penetration Months Patient reported quality of life 83% 99% Safety & Patient Quality of Life

12 Whole Gland Ablation Unique Flexibility Analogous to surgery and radiation Whole gland post radiation failure Malignant lesion with lower urinary tract symptoms Hemi - gland Benign large prostate with lower urinary tract symptoms Flexibility to Treat Different Types of Patients TULSA - PRO

13 TULSA - PRO U.S. Market Entrance Strategy • TACT clinical data presented at >10 conferences (AUA, EAU, RSNA) • TULSA - PRO and TACT clinical data presentations • Low - cost / high - impact patient awareness initiatives • TULSA patient website with center locator • Imaging centers • Urology practice co - ops that focus on emerging technologies • Opinion leading hospitals / Centers of Excellence • Recurring revenue - only • Capital + consumables sales • Start - up clinical support • Flexibility – ablation of range of patients • Productivity • Patient awareness • Reimbursement Increase Awareness Potential Delivery Channels Business Models 'Profound Genius Services'

14 Recurring Revenue - Only Commercial Imaging Centers • 8,000 - 10,000 imaging centers in U.S.; 40% owned by private equity or public companies • Growing presence in urology due to MRI diagnostics, MRI - guided biopsy, MRI - guided follow - up • Centers provide: - Service - Technology - In - house Radiologist(s) - Local Specialist Relationships (Urologists, Anesthesiologists) - Marketing - Payer Networks Imaging Center Referring Physicians Urologists Diagnostic Procedure Radiologist + Anesthesiologist TULSA - PRO Procedure Urologist + Radiologist + Anesthesiologist Post TULSA Monitoring Radiologist 1. 2. 3. 4.

15 Capital + Consumables Sales Centers of Excellence • Includes many of the TACT study sites • Will likely be relatively low volume while TULSA is a patient self - pay procedure • Best positioned to help drive long - term adoption by: - Participate in additional trials designed to support reimbursement - Training next generation of urologists - Presenting at medical conferences - Publish papers in relevant journals TACT Trial Sites

16 Growing Resource for Prostate Patients New TULSA - PRO Patient Website TULSA Center Locator Page Detailed Information to Help Patients Understand Their Options Contact Forms to Reach Out to Each Center Directly Patient Testimonials 16

Longer Term Building an Incision - & Radiation - Free Ablative Therapeutic Platform Oncology, Highly Symptomatic Chronic Diseases 17

18 Current Approvals Europe: CE Marked China: CNMPA Approved Over 200 Publications from leading U.S. & European clinicians and hospitals SONALLEVE • Uterine Fibroid Treatment • Pain Management • Pediatric Bone • Hyperthermia • Abdominal Cancer

19 In Summary Business Model Designed to be Capital Efficient • TULSA - PRO: focus on U.S. • Sonalleve : focus on Asia with larger distribution partner Future Investments • Strategically expand U.S. - based sales team, continue work with MRI partners • Additional clinical trials for TULSA - PRO for reimbursement • Product enhancements Introducing TULSA - PRO to U.S. Market In Summary

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